QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent
Certified Public Accountants

CEA Acquisition Corporation
Tampa, FL

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 3, 2003 (except as to Notes 2 and 7 as to which the date is January 5, 2004), relating to the financial statements of CEA Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

January 23, 2004

QuickLinks

Exhibit 23.1
Consent of Independent Certified Public Accountants